Exhibit 99.1

Danny Moore Joins Farmland Partners Board of Directors

DENVER, Dec. 6, 2021 /PRNewswire/ -- Farmland Partners Inc. (NYSE: FPI) (the "Company" or "FPI") today announced the addition of Danny Moore, a decorated U.S. Navy veteran and business executive, to its Board of Directors, effective November 30.

During his 24-year Naval career, Mr. Moore held numerous leadership positions and had the distinction of being the first black male to achieve the rank of Cryptologic Technician Technical Master Chief. He has worked in the aerospace and defense industry since retiring from the military in 2005, including a stint as director of global operations for BAE Systems, Inc. Mr. Moore currently owns and operates DeNOVO Solutions, LLC and Thornberry Consulting, LLC, which provide scientific, engineering, technical, and operational support services to the U.S. Department of Defense.

"Danny's operational expertise, entrepreneurial spirit, and leadership credentials will be a tremendous asset for our Board of Directors," said Paul Pittman, Chairman and CEO of the Company.

Following Mr. Moore's appointment as an independent Board member, FPI's Board now consists of eight directors, six of whom are independent.

"With the recent acquisition of Murray Wise Associates, accelerating appreciation of farmland, and strong lease renewal rates, this is an exciting time to join FPI," Mr. Moore noted. "I'm thrilled to be part of this talented team and help chart a course for continued growth."

Mr. Moore holds an undergraduate degree from Colorado Christian University and an MBA in International Business from the University of Phoenix. He also serves on the Board of Directors for the Leadership Program of the Rockies and the Colorado Business Roundtable.

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality North American farmland and makes loans to farmers secured by farm real estate. As of the date of this release, the Company owns and/or manages approximately 179,000 acres in 18 states, including Alabama, Arkansas, California, Colorado, Florida, Georgia, Illinois, Iowa, Kansas, Louisiana, Michigan, Mississippi, Missouri, Nebraska, North Carolina, South Carolina, South Dakota and Virginia. We have approximately 26 crop types and more than 100 tenants. The Company elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014. Additional information: www.farmlandpartners.com or (720) 452-3100.

CONTACT: ir@farmlandpartners.com